EXHIBIT 4.4

                          STOCK REGISTRATION AGREEMENT

     This agreement dated as of March 6, 1996, between American Residential Services, Inc., a Delaware corporation (the "Company"), and Equus II Incorporated, a Delaware corporation ("Equus"),

                                  WITNESSETH:

     WHEREAS, Equus is this date:

               (i) accepting from the Company a warrant (the "Warrant") entitling Equus to purchase shares of the Company's Common Stock, $.01 par value (the "Common Stock");

               (ii) accepting from the Company its Convertible Promissory Note in a principal amount of up to $1.6 million (the "Convertible Note"), a portion of which is convertible into shares of Common Stock under certain circumstances; and

               (iii) purchasing from Enterprises Holding Company, an affiliate of the Company ("EHC"), shares of Series A and Series B Preferred Stock, $100 par value per share ("EHC Preferred Stock"), of EHC which, under certain circumstances, may be redeemable, in whole or in part, with shares of Common Stock; and

     WHEREAS, as a condition to its purchase or acceptance of the Warrant, the Convertible Note, and the EHC Preferred Stock, Equus is requiring the Company to enter into this Agreement relating to the registration of shares of Common Stock which may be issued upon exercise of the Warrant or conversion of the Convertible Note or which Equus may acquire as redemption proceeds of any EHC Preferred Stock;

     NOW, THEREFORE, the Company and Equus agree that:

                                       I

                              Registration Rights

    1.1 INCIDENTAL RIGHTS. If at any time or from time to time after the date of the Company's initial public offering of shares of Common Stock, the Company proposes to file with the

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Securities and Exchange Commission a registration statement (whether on From
S-1, S-2, or S-3, or any equivalent form then in effect) for the registration under the Securities Act of 1933, as amended (the "Act), of any shares of Common Stock for sale, for cash, to the public by the Company or on behalf of a shareholder of the Company (excluding any shares of Common Stock issuable by the Company upon the exercise of employee stock options, or to any employee stock ownership plan, or in connection with the merger of consolidation of the Company with one or more other corporations if the Company is the surviving corporation), the Company shall give Equus at least 30 days prior written notice of the proposed filing. The notice shall include a list of the states and foreign jurisdictions, if any, in which the Company intends to qualify such shares for sale. On Equus' written request received by the Company within 15 days after the date of the Company's posting to Equus of the notice of intended registration, the Company shall, under the terms and subject to the conditions of this Article I, and at its own expense as provided in Section 3.1, include in the coverage of such registration statement and qualify for sale under the blue sky or securities laws of the various states, the number of shares of Common Stock (herein called the "Specified Shares") held by Equus and which Equus requests to be registered.

        If the managing underwriter for the Company indicates in writing its reasonable belief that including all or part of the Specified Shares in the coverage of such registration statement will materially and adversely affect the sale of shares of Common Stock proposed to be sold by the Company (which statement of the managing underwriter shall also state the maximum number of shares, if any, which the managing underwriter believes can be sold by Equus without materially adversely affecting the sale of the shares proposed to be sold by the Company), then the number of Specified Shares which Equus shall have the right to include in such registration statement shall be reduced to a PRO RATA portion of the maximum number of Specified Shares bears to all shares of Common Stock proposed to be included in such registration statement by all persons other than the Company.

        Subject to the foregoing, and without in any way limiting the types of registration to which this Section 1.1 applies, if the Company effects any "shelf registrations" under Rule 415 promulgated under the Act, or any other similar rule or regulation, on Forms S-1, S-2, or S-3, or any equivalent form then in effect, covering shares of Common Stock, then for each shelf registration effected by the Company, the Company shall take all necessary action, including, without limitation, the filing of post-effective amendments, to permit Equus to include shares of its Common Stock or conversion of the Convertible Note or in respect of the redemption of the EHC Preferred Stock, or upon exercise or conversion of any other securities of the Company or EHC, in such registration in accordance with this Section 1.1. The inclusion of such shares and the continued effectiveness of such registration shall be subject in all respects to applicable securities laws. The Company shall not, however, be required to include any shares in such registration by post-effective amendment to the extent that the number of such shares, when added

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to the number of shares of Common Stock previously sold to be contemporaneously sold by the Company under such registration statement, would exceed the total number of shares of Common Stock registered thereunder.

        The Company shall have the right to select any underwriters, including the managing underwriter, of any public offering of shares of Common Stock subject to this Section 1.1. Nothing in this Section 1.1 shall create any liability or obligation on the part of the Company to Equus if the Company for any reason decides not to file a registration statement.

        Equus may request to have Common Stock included in an unlimited number of registrations under this Section 1.1.

        For purposes of this Agreement, "Common Stock" (including Common Stock "held by Equus") refers to any shares of Common Stock of the Company, and includes Common Stock issuable upon exercise of any options or warrants held by Equus and any conversion by Equus of any securities which are convertible or exerciseable into or exchangeable for or evidence a right to receive Common Stock (including the Warrant, the Convertible Note, and the EHC Preferred Stock).

        Not withstanding any other provision of this agreement, the Company shall not be required to effect a registration of any Common Stock under this
Article I, or file any post-effective amendment to it:

                  (i) unless Equus agrees to (x) sell and distribute a portion of all of its Common Stock in accordance with the plan or plans of distribution adopted by and through underwriters, if any, acting for the Company, and (y) pay all underwriter's discounts and commissions with respect to shares of Common Stock sold by Equus in such registration;

                  (ii) if in the opinion of counsel for the Company and counsel for Equus (x) the shares of Common Stock for which registration has been requested may be disposed of within a comparable time frame without registration under the Act and (y) upon such disposition all legends on certificates representing such shares which restrict their transfer under the Act and applicable state securities laws may be removed; or

                  (iii) unless the Company has received from Equus all information, the Company has reasonably requested concerning Equus and its method of distribution of its shares, so as to enable the Company to include in the registration statement all material facts required to be disclosed in it.

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    1.2 COVENANTS AND PROCEDURES. If the Company becomes obligated under this
Article I to effect a registration of shares of Common Stock on behalf of Equus, then:

         (a) The Company, at its expense as provided in Section 3.1, shall prepare and file with the Commission a registration statement covering such shares of Common Stock and shall use all commercially reasonable efforts to cause the registration statement to become effective. The Company will also file such post-effective amendments to the registration statement (and use its best efforts to cause them to become effective) and such supplements as are necessary so that current prospectuses are at all times available for a period of at least 90 days after the effective date of the registration statement or for such longer period, not to exceed 180 days, as may be required under the plan or plans of distribution set forth in the registration statement. Equus shall promptly provide the Company with such information with respect to Equus' shares of Common Stock to be so registered and, if applicable, the proposed terms of their offering and their plan of distribution, as is required for the registration. If the shares of Common Stock to be covered by the registration statement are not to be sold to or through underwriters acting for the Company, the Company shall:

                  (i) deliver to Equus as promptly as practicable as many copies of preliminary prospectuses as Equus may reasonably request (in which case Equus shall keep a written record of the distribution of the preliminary prospectuses and shall refrain from delivery of the preliminary prospectuses in any manner or under any circumstances which would violate the Act or the securities laws of any other jurisdiction, including the various states of the United States);

                  (ii) deliver to Equus, as soon as practicable after the effective date of the registration statement, and from time to time thereafter during such 90-day or longer period, as many copies of the relevant prospectuses as Equus may reasonably request; and

                  (iii) in case of the happening, after the effective date of the registration statement and during such 90-day or longer period, of any event or occurrence which would be set forth in an amendment of or supplement to the prospectus in order to make any statements in it not misleading, give Equus written notice of the event or occurrence and prepare and furnish to Equus, in such quantities as it may reasonably request, copies of the amended prospectus or supplement to be attached to the prospectus in order that the prospectus, as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of circumstances under which they were made, not misleading.

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         (b) On or before the date on which the registration statement is declared effective, the Company shall use all commercially reasonable efforts to:

                  (i) register or qualify (and cooperate with Equus, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of) the Common Stock covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as Equus or underwriter reasonably requests, provided that the Company will not be required to submit to jurisdiction or qualify generally to do business in any jurisdiction where it is not then so subject or qualified;

                  (ii) use all commercially reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period the registration statement is required to be kept effective; and

                  (iii) do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Common Stock covered by the applicable registration statement, provided that the Company will not be required to submit to jurisdiction or qualify generally to do business in any jurisdiction where it is not then so subject or qualified.

         (c) The Company shall use all commercially reasonable efforts to cause all of Equus' Common Stock included in the registration statement to be listed, by the date of the first sale of such Common Stock pursuant to such registration statement, on each securities exchange on which the Common Stock of the Company is then listed or proposed to be listed, if any.

         (d) The Company shall make generally available to Equus and any underwriter participating in the offering conducted pursuant to the registration statement an earnings statement satisfying Section 11(a) of the Act no later than 45 days after the end of the 12-month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of the registration statement. The earnings statement shall cover such 12-month period. This requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K, and 8-K under the Securities Exchange Act of 1934, as amended, and otherwise complies with Rule 158 under the Act as soon as feasible.

         (e) The Company shall cooperate with Equus and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not

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    bearing any restrictive legends) representing Common Stock to be sold under the registration statement, and to enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or Equus may request, subject to the underwriters' obligation to return any certificates representing unsold securities.

         (f) The Company shall use all commercially reasonable efforts to cause Equus' Common Stock covered by the registration statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable Equus or the underwriter or underwriters, if any, to consummate the disposition of such Common Stock.

         (g) The Company shall, during normal business hours and upon reasonable notice, make available for inspection by Equus, any underwriter participating in any offering pursuant to the registration statement, and any attorney, accountant or other agent retained by Equus or any such underwriter (collectively, the "Inspectors"), all nonconfidential financial and other records, pertinent corporate documents, and properties of the Company, as shall be reasonably necessary to enable the Inspectors to exercise their due diligence responsibilities. The Company shall also cause its officers, directors, and employees to supply all nonconfidential information reasonably requested by any Inspector in connection with the registration statement.

         (h) The Company shall use all commercially reasonable efforts to obtain "cold comfort" letter from the Company's independent public accountants, and an opinion of counsel for the Company, each in customary form and covering such matters of the type customarily covered by cold comfort letters and legal opinions in connection with public offerings of securities, as Equus reasonably requests.

                                       II

                                 Indemnification

    2.1 INDEMNIFICATION BY THE COMPANY. In the event of any registration under the Act and this Agreement of shares of Common Stock held by Equus, the Company will hold harmless Equus and each underwriter of such securities and each other person, if any, who controls Equus or such underwriter within the meaning of the Act, against any losses, claims, damages, or liabilities (including legal fees and costs of court), joint or several, to which Equus or such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based

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upon any untrue statement or alleged untrue statement of any material fact contained, on its effective date, in any registration statement under which such securities were registered under the Act, any related preliminary or final prospectus, or any amendment or supplement to it, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse Equus and each such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to Equus or its underwriters or controlling persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or such amendment or supplement, in reliance upon and in conformity with information furnished to the Company in writing by Equus or such underwriter specifically for use in the preparation thereof.

    2.2 INDEMNIFICATION BY EQUUS. Equus will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.1) the Company, each director of the Company, each officer of the Company who shall sign the registration statement, and any person who controls the Company within the meaning of the Act, (i) with respect to any statement or omission from such registration statement, any related preliminary or final prospectus, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by Equus specifically for use in the preparation of such registration statement, preliminary or final prospectus, or amendment or supplement, and (ii) with respect to compliance by Equus with applicable laws in effecting the sale or other disposition of the shares of Common Stock covered by such registration statement.

    2.3 INDEMNIFICATION PROCEDURES. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding Sections of this Article II, the indemnified party will, if a resulting claim is to be made or may be made against an indemnifying party, give written notice to the indemnifying party of the commencement of the action. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action's defense. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation.

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    2.4 CONTRIBUTION. If the indemnification required by this Article II from the indemnifying party is unavailable to an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect the relative fault of the indmenifying and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and Equus agree that it would not be just and equitable if contribution pursuant to this Section 2.4 were determined by PRO RATA allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 2.4.

     Notwithstanding the provisions of this Section 2.4, no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the Common Stock was offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                      III

                                Other Agreements

    3.1 EXPENSES. All expenses incurred by the Company in connection with any registration statement covering shares of Common Stock offered by Equus, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, fees and disbursements of counsel (including the reasonable fees and disbursements of counsel for Equus) and of the independent certified public accountants (except, in the case of any special audits, if required in connection with any such registration, Equus' expenses as provided in Section 1.1), and the

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expense of qualifying such shares under state blue sky laws, shall be borne by the Company. However, all underwriting expenses incurred by Equus, including underwriter's discounts and commissions, shall be borne by Equus.

    3.2 DISPOSITIONS DURING REGISTRATION. Upon written request by the Company, Equus will agree, upon the registration of any of its shares of Common Stock or any Common Stock issued by the Company at any time during the period to which this Agreement applies, not to sell or otherwise dispose of any shares of Common Stock (other than Common Stock covered by the registration, which may be sold only in accordance with the plan or plans of distribution described in the registration statement) owned by Equus for a period of 90 days following the effective date of the registration statement, or for such longer period as may be required under the plan or plans of distribution set forth in the registration statement. Equus agrees that if by resolution of its Board of Directors the Company declares its intent to file a registration statement covering shares of Common Stock, then from the date Equus receives notice of such declaration of intent until the earliest to occur of (i) the filing of such registration statement and (ii) the lapse of 60 days from the date Equus receives such notice, Equus will not sell or otherwise dispose of any shares of Common Stock owned by Equus. Equus agrees to comply with all of these requirements even if its Common Stock is not being included in such registration, if (i) Equus then owns more than five percent of the outstanding Common Stock (determined on a full-diluted basis) and (ii) other holders in excess of five percent of the outstanding Common Stock (again determined on a fully diluted basis) are similarly bound by contract.

    3.3 RIGHTS TRANSFERABLE. All registration rights and benefits of this Agreement, including indemnification by the Company, shall be transferable by Equus in connection with a transfer of the Warrant, the Convertible Promissory Note, the EHC Preferred Stock or shares of Common Stock issued to Equus under any of the foregoing.

    3.4 GRANTING OF REGISTATION RIGHTS. The Company shall not, without the prior written consent of Equus, grant any right to any other person to register any shares of capital stock or other securities of the Company if such right could reasonably be expected to conflict with, or be superior to the rights of Equus under, this Agreement, unless Equus is granted the same right as is granted to such other person.

                                       IV

                                  Miscellaneous

    4.1 NOTICES. All notices, requests, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally

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delivered, delivered by courier, or sent by first class registered or certified mail (return receipt requested), postage prepaid, to the respective addresses of the Company and Equus set forth below, unless subsequentially changed by written notice:

               (i)  if to the Company, to:

                    American Residential Services, Inc.
                    5850 San Felipe, Suite 500
                    Houston, Texas 77056
                    Attn: Mr. C. Clifford Wright, Jr., President

               (ii) if to Equus, to:

                    c/o Equus Capital Corporation
                    2929 Allen Parkway, Suite 2500
                    Houston, Texas 77019
                    Attn: Mr. Randall B. Hale, Vice President

     Any notice shall be deemed to be effective when it is received.

    4.2 SECTION HEADINGS. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated "Article" or "Section" refer to an Article or Section of this Agreement unless otherwise specifically indicated.

    4.3 GOVERNING LAW. This Agreement shall be constructed and enforced in accordance with and governed by the law of Texas.

    4.4 AMENDMENTS. This Agreement may be amended only by an instrument in writing executed by both its parties.

    4.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between its parties concerning its subject matter.

    4.6 SEVERABILITY. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

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    4.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               AMERICAN RESIDENTIAL SERVICES, INC.

                               By: /s/ C. CLIFFORD WRIGHT, JR.,
                                       C. Clifford Wright, Jr.,
                                       President and Chief Executive Officer


                               EQUUS II INCORPORATED

                               By: /s/ RANDALL B. HALE
                                       Randall B. Hale,
                                       Vice President

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